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                                                                 EXHIBIT 10.42

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of November 10, 1997 (the "Effective Date"), by and among RALLY'S HAMBURGERS, INC., a Kentucky corporation ("Rally's"), CHECKERS DRIVE-IN RESTAURANTS, INC., a Florida corporation ("Checkers"), and JAY GILLESPIE, an individual (the "Executive"). Rally's and Checkers are sometimes referred to herein singularly as a "Company" and collectively as the "Companies." In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         l.      Employment and Duties.   Subject to the terms and conditions
of this Agreement, the Companies each employ the Executive to serve in an executive and managerial capacity as their Chief Executive Officer, and the Executive accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions, as directed by the Boards of Directors of the Companies or as set forth in the Articles of Incorporation and/or the Bylaws of the Companies, for all locations in which the Companies have offices. In addition, the Boards of Directors of each Company, or any appropriate committee of such Board, shall recommend to the shareholders of such Company that Executive be elected to serve as a director on the Board of such Company for each year during the Term (as defined below).

         2.      Term.   The term of employment under this Agreement shall be
for a period of two (2) years (the "Term") commencing on the Effective Date, subject to termination pursuant to Section 4, below. This Agreement shall automatically be renewed each year for an additional one (1) year term unless the Companies notify the Executive that they are terminating this Agreement prior to November 10th of such year.

         3.      Compensation.

                 3.1      Annual Salary.   During the Term of this Agreement,
the Companies shall pay Executive an aggregate minimum base annual salary, before deducting all applicable withholdings, of Two Hundred Eighty-Two Thousand Five Hundred Dollars ($282,500) per year (the "Base Salary"), payable at the times and in the manner dictated by the Companies' standard payroll policies. The Boards of Directors of Checkers and Rally's shall determine how the Base Salary under this Section 3.1 and the Incentive Bonus earned by the Executive under 3.2(a), below shall be allocated between the Companies.

                 3.2. Other Compensation and Benefits. During the Term, as additional compensation, the Executive shall be entitled to participate in and receive the following:

                          (a)     Incentive Bonus.   The Executive shall be
entitled to participate in the Companies' Incentive Bonus Plan, pursuant to which the Executive shall be entitled to earn up to a maximum of fifty percent (50%) of his Base Salary (the "Incentive Bonus"). The Incentive Bonus will be based on certain performance criteria determined in good faith by the Companies' respective Boards of Directors. The Incentive Bonus shall be pro-rated for any
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partial employment period.  Any Incentive Bonus due for a given year of the term shall be paid no later than April 15th of the following year.

                          (b)     Benefits.   Executive shall be entitled to
choose to participate in and receive all benefits under either (i) Rally's or
(ii) Checker's employee benefit plans or programs (including, without limitation, medical, dental, disability, and group life), any retirement savings plans or programs (including, without limitation, employee stock purchase plans), and such other perquisites of office as Rally's or Checkers may, from time to time and in their sole discretion, make available generally to employees of similar rank as Executive, subject to such eligibility provisions as may be in effect from time to time.

                          (c)     Stock Options.  Rally's hereby grants to
Executive options to purchase 300,000 shares of Rally's Common Stock, in accordance with and pursuant to the terms of Rally's Stock Option Plan (the "Plan"). The exercise price for such options shall be the closing price on the Effective Date of Rally's Common Stock publicly traded on NASDAQ, as stated in the Wall Street Journal. The above described options shall vest and become exercisable in three (3) equal installments of 100,000 shares each on each of the first three (3) anniversaries of the Effective Date. Notwithstanding the above, if the Term is not extended for an addition one (1) year pursuant to
Section 2, above, then 200,000 shares of options shall vest and become exercisable on the second anniversary of the Effective Date.

                          (d)     Moving Expenses/Monthly Stipend.  Rally's
and/or Checkers, as the Companies so determine, shall pay all of Executive's reasonable moving expenses from Dallas, Texas to the location at which Executive shall initially perform his primary duties hereunder or any subsequent relocation of Executive required by the Companies. In addition, in order to assist Executive with such transition expenses, Rally's and/or Checkers, as the Companies so determine, shall pay Executive the sum of One Thousand Dollars ($1,000) per month commencing on the Effective Date and continuing for the five (5) consecutive months thereafter.

                          (e)     Commencement Bonus.  On the Effective Date,
Rally's and/or Checkers, as the Companies so determine, shall pay Executive a one time commencement bonus of Fifty Thousand Dollars ($50,000).

         The Companies shall deduct from all compensation payable under this Agreement to Executive any taxes or withholdings the Companies are required to deduct pursuant to state and federal laws or by mutual agreement among the parties.

                 3.3.     Vacation.   Executive will be entitled to paid
vacation time in accordance with the Companies' personnel policies and procedures made available to the Companies' executive employees of similar rank, as the same may change from time to time, or as otherwise determined by the respective Boards of Directors of the Companies. In addition, Executive shall





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be entitled to such holidays consistent with the Companies' standard policies or as the Companies' respective Boards of Directors may approve.

                 3.4 Expense Reimbursement. In addition to the compensation and benefits provided herein, the Companies shall, upon receipt and approval of appropriate documentation, reimburse Executive each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses. The arrangement set forth in this Section 3.4 is intended to constitute an accountable plan within the meaning of Section 162 of the Internal Revenue Code, as amended (the "Code") and the accompanying regulations, and the Executive agrees to comply with all reasonable guidelines established by the Companies from time to time to meet the requirements of
Section 162 of the Code and the accompanying regulations.

         4.      Termination.

                 4.1      For Cause.   Notwithstanding any other provisions to
the contrary contained herein, the Companies may terminate this Agreement immediately for cause upon written notice to the Executive, in which event the Companies shall be obligated to pay the Executive that portion of the Base Salary and the Incentive Bonus, if any, due him through the date of termination. For purposes of this Agreement, "cause" shall mean: (a) material default or other material breach by Executive of Executive's obligations hereunder; (b) the willful and habitual failure by Executive to perform the duties that Executive is required to perform under this Agreement or the Companies' corporate policies, provided such corporate policies have previously been delivered to Executive; or (c) misconduct, dishonesty, insubordination, or other act by Executive that in any way has a direct, substantial and adverse effect on either Company's reputation or their respective relationships with their customers or employees, including, without limitation, (i) use of alcohol or illegal drugs such as to interfere with the Executive's obligations hereunder, (ii) conviction of a felony or of any crime involving moral turpitude or theft, and (iii) material failure by Executive to comply with applicable laws or governmental regulations pertaining to Executive's employment hereunder.

                 4.2 Without Cause. Notwithstanding any other provisions to the contrary contained herein, the Companies, on the one hand, and the executive, on the other hand, may terminate this Agreement immediately without cause by giving written notice to the other. If the Companies terminate this Agreement under this Section 4.2, it shall continue to pay to the Executive (i) the Base Salary and (ii) the Incentive Bonus earned by the Executive in the prior year, for the unexpired Term of this Agreement. The amount payable to Executive hereunder shall be paid to the Executive in lump sum or as otherwise directed by the Executive. If the Executive terminates this Agreement under this Section 4.2, the Companies shall only be obligated to pay to the Executive the Base Salary due him through the date of termination.





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                 4.3      Disability.    Notwithstanding any other provisions
to the contrary contained herein, if the Executive fails to perform his duties hereunder on account of illness or other incapacity for a period of six (6) consecutive months, the Companies shall have the right upon written notice to the Executive to terminate this Agreement, without further obligation, by paying Executive the Base Salary without offset for the remainder of the Term of this Agreement in a lump sum or as otherwise directed by Executive.

                 4.4      Death.   Notwithstanding any other provisions to the
contrary contained herein, if the Executive dies during the Term of this Agreement, this Agreement shall terminate immediately, and the Executive's legal representatives or designated beneficiary shall be entitled to receive the Base Salary to the date of Executive's death in a lump sum or as otherwise directed by Executive's legal representatives or designated beneficiary, whichever the case may be.

                 4.5 Termination by Companies Following Change of Control. In the event of a Change of Control (as defined below) of either Company, the Companies shall require any Successor (as defined below) to assume and agree to perform this Agreement in the same manner and to the same extent that such Company would be required to perform if the Change of Control had not occurred. Upon the assumption of this Agreement by the Successor, and its agreement to perform the duties and obligations of such Company hereunder, that Company shall be released from any further liability under this Agreement. As used herein, a "Change of Control" of either Company shall mean the acquisition by a "Successor," whether directly or indirectly, by purchase, merger, consolidation or otherwise, of all or substantially all of the common stock, business and/or assets of such Company; provided, however, that a Change of Control shall not be deemed to have occurred as a result of an increased ownership interest in either Company by Carl Karcher Enterprises, Inc. or Fidelity National Financial, Inc., or any of their respective affiliates, or a transfer of any such ownership interests by any such entity to any of its affiliates.

                 4.6      Effect of Termination.   Termination for any cause
shall not constitute a waiver of the Companies' rights under this Agreement as specified in Section 6 nor a release of Executive from any obligation hereunder except his obligation to perform his day-to-day duties as an Executive.

         5. Non-Delegation of Executive's Rights. The obligations, rights and benefits of Executive hereunder are personal and may not be assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.





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         6.      Covenants of Executive.

                 6.1      Confidentiality.   Executive acknowledges that in his
capacity as an Executive of each Company he will occupy a position of trust and confidence, and he further acknowledges that he will have access to and learn substantial information about each Company and its respective operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, such Company's financial position and financing arrangements. Executive agrees that all such information is proprietary or confidential or constitutes trade secrets and is the sole property of such Company. Accordingly, during the Executive's employment by each Company and for a period of two (2) years thereafter, Executive will keep confidential, and will not without such Company's permission reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to such Company's methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence, or records, or any other documents used or owned by such Company, nor will Executive advise, discuss with or in any way assist any other person or firm in obtaining or learning about any of the items described in this section, either alone or with others, outside the scope of his duties and responsibilities with such Company unless otherwise required by law or court ordered subpoena.

                 6.2 Competitive Activities During Employment. Executive agrees that during his employment by the Companies, he will devote substantially all his business time and effort to and give undivided loyalty to the Companies. Executive will not, during his employment by the Companies, engage in any way whatsoever, directly or indirectly, in any business that is competitive with either Company, nor solicit, or in any other manner work for or assist any business which is competitive with either Company. During his employment by the Companies, Executive will undertake no planning for or organization of any business activity competitive with the work he performs as an executive of either Company, and Executive will not, during his employment by the Companies, combine or conspire with any other employee of either Company or any other person for the purpose of organizing any such competitive business activity.

                 6.3 Remedy for Breach. Executive acknowledges that the Companies will be irrevocably damaged if all of the provisions of this Section 6 are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Companies may be entitled, the Companies will be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purpose of restraining the Executive from any actual or threatened breach of this Section 6. The Executive's obligations under this Section 6 shall survive the Executive's termination of employment with the Companies for the periods of time specified in this Section 6.





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         7.      Return of Documents.  Upon termination of this Agreement,
Executive shall return immediately to the appropriate Company all records and documents of or pertaining to such Company and shall not make or retain any copy or extract of any such record or document.

         8. Improvements and Inventions. Any and all improvements or inventions which Executive may conceive, make or participate in during the period of his employment shall be the sole and exclusive property of the Companies. Executive will, whenever requested by either Company during the period of his employment, execute and deliver any and all documents which such Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to such Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

         9.      Miscellaneous.

                 9.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to Executive's employment with the Companies and supersedes any and all prior or contemporaneous agreements or understandings, whether oral or written, relating to the such employment. This Agreement may be amended, modified, supplemented, or changed only by a written document signed by all parties to this Agreement.

                 9.2      Governing Law and Venue.   Any dispute arising
exclusively from the relationship between Rally's and the Executive under this Agreement shall be governed by Kentucky law, and venue for any such dispute shall be in Clay County, Kentucky. Any dispute arising exclusively from the relationship between Checkers and the Executive under this Agreement shall be governed by Florida law, and venue for any such dispute shall be in Pinellas County, Florida. Any dispute under this Agreement involving both Companies and the Executive shall be governed either by Kentucky law or Florida law, and venue for any such dispute shall be either in Clay County, Kentucky or Pinellas County, Florida.

                 9.3      Attorneys' Fees.   In any litigation, arbitration, or
other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be entitled to recover from the non- prevailing party reasonable attorney fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

                 9.4      Severability.   If any section, subsection or
provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and





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that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of each Company and the Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against either Company or of either Company against the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Companies or the Executive of the covenants in this Agreement.

                 9.5 Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States certified mail, postage prepaid, with return receipt requested, to the parties at their respective addresses set forth below:

                 To Rally's:

                          Rally's Hamburgers, Inc.
                          10002 Shelbyville Road, Suite 150
                          Louisville, Kentucky  40223
                          Attn:  William P. Foley, II

                 To Checkers:

                          Checkers Drive-In Restaurants, Inc.
                          600 Cleveland Street
                          Clearwater, Florida 34615
                          Attn:  William P. Foley, II

                 To Executive:

                          Jay Gillespie
                          115 Twin Lakes Drive
                          Double Tree, Texas 75067

                 9.6 Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                 9.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted assigns. Neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by either party, except that if there is a Change





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of Control of a Company and the Successor assumes, either expressly or by operation of law, such Company's obligations under this Agreement, then such Company shall assign its rights and obligations hereunder to such Successor subject to the terms of Section 4.5 of this Agreement. Any assignment or transfer in violation of this Section 9.7 shall be void.

                 9.8 Captions and Headings. The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

                 9.9 Potential Conflicts of Interests. In the event that the assumption by Executive of the duties of Chief Executive Officer of both Companies creates a conflict of interest, the Companies shall indemnify, defend and hold harmless Executive from and against any and all claims, losses, damages, causes of action or other proceedings, and any and all other liabilities of any nature whatsoever, which arise out of or relate to such alleged conflict. Nothing contained in this Section 9.9 shall be deemed to be an admission by the Companies that such a conflict exists, and notwithstanding the Companies agreement to abide by the terms of this Section 9.9, the Companies expressly disclaim that such a conflict exists.

                 IN WITNESS WHEREOF the parties have executed this Employment Agreement as of the date set forth above.

                                        RALLY'S:

                                        RALLY'S HAMBURGERS, INC., a
                                        Kentucky corporation


                                        By: /s/ William P. Foley II
                                            -----------------------------------
                                        Its: Chairman of the Board
                                            -----------------------------------


                                        CHECKERS:

                                        CHECKERS DRIVE-IN RESTAURANTS,
                                        INC.,  a Florida corporation


                                        By: /s/ William P. Foley II
                                            -----------------------------------
                                        Its: Chairman of the Board
                                            -----------------------------------


                                        EXECUTIVE:


                                        /s/ Jay Gillespie
                                        ---------------------------------------
                                        Jay Gillespie






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